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Company Contact:                            Investor Contacts:
Delcath Systems, Inc.                       Todd Fromer / Garth Russell
Richard Taney                               KCSA Worldwide
203-323-8668                                (212) 896-1215 / (212) 896-1250
www.delcath.com                             tfromer@kcsa.com / grussell@kcsa.com
---------------                             ----------------   -----------------

Media Contact:
Lewis Goldberg
KCSA Worldwide
(212) 896-1216
lgoldberg@kcsa.com
------------------

                                                     FOR IMMEDIATE RELEASE

                       Delcath Elects Dr. Harold Koplewicz
                       Chairman of the Board of Directors
                                      - - -
        Delcath Settles Litigation Against Former Director of Operations


STAMFORD, Conn., February 2, 2007 -- Delcath Systems, Inc. (NASDAQ: DCTH) announced today that Harold S. Koplewicz, M.D. was appointed Chairman of the Board of Directors at its meeting on Thursday, February 1, 2007. Dr. Koplewicz, 54, was initially appointed as an independent director of Delcath's Board in September 2006.

"I am honored that the Board has selected me to be Delcath Systems' new Chairman," stated Dr. Koplewicz. "Delcath has a fresh new outlook for moving forward and the Board is taking on a more aggressive strategy to advance the company." He added, "In earlier clinical trials, the Delcath system has shown tremendous potential as an effective therapy for inoperable liver cancer. Considering there is currently no effective therapy for inoperable liver cancer, where patients have an average life expectancy of less than nine months, there is an immediate real-world need for our technology and we need to move ahead with a greater sense of urgency."

Richard Taney, CEO of Delcath Systems, stated, "Since joining the Board, Harold has proven to be an excellent resource for Delcath. Through his association with some of the country's premier medical centers along with his established relationships with other leading medical professionals, Harold will help us in our effort to recruit additional sites for the Phase III Melphalan trial and explore additional applications for our intellectual property."

In addition, Delcath announced that it has settled its lawsuit against Mr. Jonathan Foltz, the former Director of Operations of Delcath. Mr. Taney stated, "The company is pleased that this matter has been satisfactorily resolved as we continue to refocus our energies on our primary mission of obtaining regulatory approval for the Delcath system."

About Harold S. Koplewicz, M.D.

Dr. Koplewicz was appointed by Governor George Pataki to the position of Executive Director of the Nathan S. Kline Institute for Psychiatric Research
(NKI), one of only two research hospitals funded by New York State in May 2006. He is only the third person to hold this prestigious title since 1952. Dr. Koplewicz is also currently the Arnold and Debbie Simon Professor and Chairman of the Department of Child and Adolescent Psychiatry and Professor of Pediatrics and founder of the NYU Child Study Center at the New York University School of Medicine.

Castle Connolly Medical, an extensive survey of thousands of physicians each year, and New York Magazine have repeatedly named Dr. Koplewicz as one of America's Top Doctors. He is a nationally renowned child and adolescent psychiatrist, who regularly appears on national media, including The Today Show, National Public Radio, Good Morning America, LIVE with Regis and Kelly, Oprah, The View, CNN American Morning, CNN Weekend Housecalls, NBC Nightly News, ABC World News Tonight and Dateline NBC.

He has served as a member of the National Board of Medical Examiners and as a commissioner of the New York State Commission on Youth, Crime and Violence and Reform of the Juvenile Justice System.

About Delcath Systems, Inc.

Delcath Systems is a developer of isolated perfusion technology for organ or region-specific delivery of therapeutic agents. The Company's intellectual property portfolio currently consists of 12 patents on a worldwide basis, including the United States, Europe, Asia and Canada. For more information, please visit the Company's website, www.delcath.com.

This release contains forward-looking statements, which are subject to certain risks and uncertainties that can cause actual results to differ materially from those described. Factors that may cause such differences include, but are not limited to, uncertainties relating to our ability to successfully complete Phase III clinical trials and secure regulatory approval of our current or future drug-delivery system and uncertainties regarding our ability to obtain financial and other resources for any research, development and commercialization activities. These factors, and others, are discussed from time to time in our filings with the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date they are made. We undertake no obligation to publicly update or revise these forward-looking statements to reflect events or circumstances after the date they are made.

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